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[Letterhead of PricewaterhouseCoopers LLP
 160 Federal Street
 Boston, MA 02110]



                                  Exhibit (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 9, 2002, relating to the financial statements and financial highlights which appear in the June 30, 2002 Annual Reports to Shareholders of State Street Research Mid-Cap Value Fund, State Street Research Large-Cap Value Fund and State Street Research Global Resources Fund (each a series of State Street Research Equity Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP
Boston, Massachusetts

October 29, 2002